Exhibit 99.1

SONUS NETWORKS ANNOUNCES FURTHER ACTIVITY RELATED TO
COMPANY RESTRUCTURING INITIATIVES

WESTFORD, Mass., March 10, 2009 - Sonus Networks, Inc. (Nasdaq: SONS), a provider of network transformation through IP communications technology, today announced a restructuring initiative to further reduce its workforce by approximately 60 people, or 6% of employees worldwide.

The Company expects to incur restructuring charges for severance and related costs of approximately $1.3 million to $1.6 million on a pre-tax basis in the first quarter of fiscal 2009 in connection with this action and anticipates annual compensation-related cash savings of approximately $5.8 million to $6.3 million as a result of this restructuring initiative.

This action brings the total expected restructuring charges for severance and related costs to approximately $2.1 million to $2.4 million on a pre-tax basis for both restructuring actions taken during the first quarter of 2009.  The Company anticipates annual compensation-related cash savings of approximately $10.3 million to $11.3 million as a result of these reductions.

“This latest action is part of our plan to ensure the business is aligned to the Company’s long-term strategic direction,” commented Richard Nottenburg, president and chief executive officer of Sonus Networks.  “We are actively investing in our solutions portfolio to build a stronger and more competitive company, and will continue to deliver innovative, market-leading technology to our customers.”

The actions related to this restructuring initiative are expected to be completed in the first quarter of 2009.

About Sonus Networks

Sonus Networks, Inc., by providing network transformation through IP communications technology, is leading the evolution of communications networks to support the multi-media, multi-device demands of today’s digital lifestyle.  Sonus solutions and services enable fixed, mobile and cable operators to gain network awareness and new multi-media capabilities essential to retaining and expanding their subscriber base.  Through standards-based interoperable solutions and services, Sonus extends the investments made in traditional networks by enabling operators to seamlessly migrate to next generation technology and deliver the secure, reliable, scalable and cost-effective network needed to grow their business.  For more information visit www.sonusnet.com.

This release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  Risk factors include among others: the unpredictability of our quarterly financial results; risks and uncertainties associated with the Company’s previous restatement of its historical stock option granting practices and accounting including regulatory actions; actions that may be taken by significant shareholders; risks associated with our international expansion; and the impact the current global financial market conditions may have on the telecommunications industry.  Any forward-looking statements represent Sonus’ views only as of today and should not be relied upon as representing Sonus’ views as of any subsequent date.  While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so, except as required by law.

Sonus is a registered trademark of Sonus Networks, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.

For more information, please contact:

Sonus Investor Relations:	Sonus Media Relations:
David Roy / Karin Cellupica	Lucy Millington
978-614-8353 / 978-614-8615	978-614-8240
droy@sonusnet.com	lmillington@sonusnet.com
kcellupica@sonusnet.com